Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

December 1, 2008

among

UNITIL CORPORATION

The Lenders Party Hereto

and

ROYAL BANK OF CANADA,

as Administrative Agent

RBC CAPITAL MARKETS,

as Sole Bookrunner and Sole Lead Arranger

i

Section 9.11	Headings	53
Section 9.12	Confidentiality	53
Section 9.13	Interest Rate Limitation	54
Section 9.14	USA Patriot Act	54

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.06 – Disclosed Matters

Schedule 3.12 – Subsidiaries and Affiliates

Schedule 4.01(e)(i) – Existing Indebtedness

Schedule 4.01(e)(ii) – Indebtedness of Targets

Schedule 6.02(b) – Existing Liens

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Request

Exhibit C – Form of Interest Election Request

CREDIT AGREEMENT dated as of December 1, 2008, among UNITIL CORPORATION, the LENDERS party hereto, and ROYAL BANK OF CANADA, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Tranche, refers to whether such Tranche bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Acquisition” means the acquisition by the Borrower of 100% of the Equity Interests in the Targets, pursuant to the terms and conditions of the Purchase Agreement.

“Adjusted Net Income (Deficit)” means the amount of net income (or if such net income is a deficit, the amount of such deficit) of the Borrower for the period in question transferred to the retained earnings account on the books and records of the Borrower on a consolidated basis, as determined in accordance with GAAP, excluding any extraordinary non-cash gains and losses.

“Administrative Agent” means Royal Bank of Canada, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Borrower, shall include any Person beneficially owning or holding, directly or indirectly, 20% or more of any class of voting or equity interests of the Borrower or any Subsidiary or any corporation of which the Borrower and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 20% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Agreement” means this Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance herewith.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, (a) at any time prior to the funding of the Loans, the percentage of the total Commitments represented by such Lender’s Commitment, and (b) at any time after the funding of the Loans, the percentage of the aggregate principal amount of all Loans represented by such Lender’s Loan.

“Applicable Rate” means, for any day, with respect to any ABR Tranche or Eurodollar Tranche, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the applicable time period set forth below:

	ABR Spread	Eurodollar Spread
Effective Date through third calendar month after Effective Date	2.50%	3.50%
Fourth through sixth calendar months after the Effective Date	3.00%	4.00%
Seventh through ninth calendar months after the Effective Date	3.50%	4.50%
Each calendar month thereafter through the Maturity Date	4.00%	5.00%

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” means any Disposition, or series of related Dispositions, of all or substantially all of the material assets of the Borrower or any Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower.

“Borrower” means Unitil Corporation, a New Hampshire corporation.

“Borrower Reports” means (a) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2007, (b) the Borrower’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and (c) any current report on form 8-K filed after December 31, 2007.

“Borrowing Request” means a request by the Borrower to fund the Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Tranche, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Worksheet” means, with respect to the Borrower’s fiscal quarter in question, a worksheet setting forth, on the basis, and as of the date, of the financial statements most recently delivered to the Administrative Agent and the Lenders:

(a) the ratio of (i) Funded Indebtedness to (ii) Total Capitalization of the Borrower;

(b) the ratio of (i) Earnings Available for Interest of the Borrower and its Subsidiaries for the twelve (12) consecutive calendar months immediately preceding the fiscal quarter in question to (ii) the aggregate scheduled interest payments (determined on a consolidated basis) payable by the Borrower and its Subsidiaries in respect of Funded Indebtedness during the twelve (12) month period beginning on the first day of the fiscal quarter in question; and

(c) the amount by which:

(i) the sum of (A) 100% of the Borrower’s Adjusted Net Income (Deficit) accumulated subsequent to December 31, 2006, plus (B) 100% of the net proceeds from any common or preferred equity issuances by the Borrower subsequent to December 31, 2006, plus (C) $16,000,000, exceeds

(ii) the sum of (A) all distributions declared, paid, made or applied subsequent to December 31, 2006, plus (B) all regular dividends declared on any class of Preferred Stock of the Borrower subsequent to December 31, 2006 and all amounts charged to retained earnings after December 31, 2006 in connection with the purchase or retirement of any shares of Preferred Stock of the Borrower, provided that, for the purposes of the foregoing calculation, the amount of any distribution declared, paid or distributed in property shall be deemed to be the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such property at the time of the making of the distribution in question.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Pooling and Loan Agreement” means the cash pooling and loan agreement, dated February 1, 1985, between the Borrower and certain of its Subsidiaries, as amended from time to time.

“Change in Control” means the earliest to occur of: (a) the date a tender offer or exchange offer results in an Acquiring Person, directly or indirectly, beneficially owning more than 50% of the Voting Stock of the Borrower then outstanding; or (b) the date an Acquiring Person becomes, directly or indirectly, the beneficial owner of more than 50% of the Voting Stock of the Borrower then outstanding; or (c) the date of a merger between the Borrower and any other Person, a consolidation of the Borrower with any other Person or an acquisition of any other Person by the Borrower, if immediately after such event, the Acquiring Person shall hold more than 50% of the Voting Stock of the Borrower outstanding immediately after giving effect to such merger, consolidation or acquisition; or (d) the replacement (other than solely by reason of ordinary retirement, death or disability) of more than 50% of the members of the Board of Directors of the Borrower over a 25 month period from the directors who constituted such Board of Directors at the beginning of such period and whose actual election or initial nomination for election shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such 25 month period or whose election as members of the Board of Directors was previously so approved.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Loan on the Effective Date hereunder. The amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments is $165,000,000.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“dollars” or “$” refers to lawful money of the United States of America.

“Earnings Available for Interest” of the Borrower for any period shall mean the amount by which (a) the sum of the operating revenues of the Borrower received in the ordinary course of business for such period, allowances for funds used during construction, interest income, and net non-operating income (loss) of the Borrower for such period, computed in accordance with GAAP and as set forth on a consolidated statement of earnings for the Borrower for such period, exceeds (b) the sum of all operating expenses of the Borrower for such period (but not including depreciation and amortization or any provision for Federal or state taxes on income or portions thereof for the period for which earnings are being computed), computed in accordance with GAAP and as set forth on a consolidated statement of earnings for the Borrower for such period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Material Adverse Effect” means a “Company Material Adverse Effect” as defined in the Purchase Agreement.

“Electronic Delivery” has the meaning assigned to such term in Section 5.01(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Tranche, refers to whether such Tranche bears interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Note Purchase Agreement” means the Note Purchase Agreement, dated as of May 2, 2007, for $20,000,000 6.33% Senior Notes due May 1, 2022, by and among the Borrower and each of the purchasers named therein.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York.

“FG&E” means Fitchburg Gas and Electric Light Company, a Massachusetts corporation.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form 10-K” has the meaning assigned to such term in Section 5.01(b).

“Form 10-Q” has the meaning assigned to such term in Section 5.01(a).

“Funded Indebtedness” of any Person as of any date as of which the amount thereof is to be determined, means all Indebtedness of such Person required to be paid more than one year from the date as of which it was incurred, but there shall be excluded sinking fund, serial maturity, periodic installment and amortization payments on account of Indebtedness and that are required to be made within one year from the date as of which the determination of Funded Indebtedness is being made. With respect to the Borrower, Funded Indebtedness shall also include Preferred Stock of Subsidiaries of the Borrower (but not Preferred Stock issued by the Borrower). Notwithstanding the foregoing, Funded Indebtedness shall not include: (a) obligations under contracts for the purchase of gas and electric power, including transmission charges or Guaranties in respect of such obligations; (b) pension and benefit obligations, whether or not absolute or contingent or included, in accordance with GAAP, in determining total liabilities on the balance sheet; (c) obligations under operating leases; (d) obligations relating to the sale of generating assets and power purchase entitlements as provided for in any Utility Subsidiary Restructuring Plan; (e) amounts owed to or by the Borrower or any Subsidiary under the Cash Pooling and Loan Agreement; and (f) obligations under nonrecourse financing of any Project Entity.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hydro-Quebec Interconnection Support Agreements” means the agreements pursuant to which the Borrower and approximately sixty other members of the New England Power Pool have agreed to support the high voltage direct current transmission lines and associated conversions and supporting alternating current transmission facilities to allow for the import and export of power between New England and Quebec.

“Indebtedness” means, with respect to any Person, at any time, without duplication,

(a) its liabilities for borrowed money;

(b) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases if such Synthetic Leases were accounted for as Capital Leases;

(c) obligations due in respect of Capital Leases which, taking together such obligations for all Capital Leases of such Person, aggregate $3,000,000 or more in the twelve month period following the date on which Indebtedness is being determined;

(d) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other tide retention agreement with respect to any such property); and

(e) without duplication, any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” shall have the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Tranche in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Tranche, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Tranche, (i) if the Interest Period is three months’ duration or less, the last day of the Interest Period applicable to such Tranche, and (ii) if Interest Period is more than three months’ duration, each day that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Tranche, the period commencing on the date of such Tranche and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Tranche that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Tranche initially shall be the date on which such Tranche is funded and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Tranche.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Tranche for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the rate appearing on the page of the LIBOR I screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Tranche for such Interest Period shall be the rate (rounded upwards, if necessary, to the next  1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.07(e), and all instruments, certificates, or other agreements delivered in connection with the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) with respect to the representations and warranties made on the Effective Date, an Effective Date Material Adverse Effect and (b) at any other time, a material adverse effect on (i) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or its Subsidiaries to perform any of their respective obligations under the Loan Documents or (iii) the validity or enforceability of the Loan Documents.

“Material Indebtedness” means (a) the Existing Note Purchase Agreement and (b) Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the eleven (11) month anniversary of the Effective Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MGP Recoveries” means insurance recoveries for past and future environmental response costs at former manufactured gas plant sites of the Utility Subsidiaries.

“Net Cash Proceeds” means, (a) in connection with any issuance, sale or private placement of any Equity Interests or the issuance, sale or incurrence of any Indebtedness, by the Borrower or any Subsidiary, the proceeds thereof in the form of cash and Cash Equivalents of such issuance, sale, private placement or incurrence, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, investment bank fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance, sale, private placement or incurrence, and (b) in connection with any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Officer’s Certificate” means a certificate of a Financial Officer or of any other Responsible Officer of the Borrower whose responsibilities extend to the subject matter of such certificate.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Royal Bank of Canada as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Utility Subsidiaries” means UES and FG&E.

“Project Entity” means any Person that is a special purpose entity, in which the Borrower or any Subsidiary has an equity interest.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchase Agreement” means the Stock Purchase Agreement, dated as of February 15, 2008, among NiSource, Inc., Bay State Gas Company and the Borrower.

“Recovery Event” means any settlement of or payment (other than any MGP Recovery) in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower and its Subsidiaries in connection therewith that are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring six (6) months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, (a) at any time prior to the funding of the Loans, Lenders having Commitments representing greater than 50% of the sum of the total Commitments at such time, and (b) at any time after the funding of the Loans, Lenders having Loans representing greater than 50% of the outstanding principal balance of all Loans at such time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Securities” or “securities” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Targets” means, collectively, (a) Northern Utilities, Inc., a New Hampshire corporation, and (b) Granite State Gas Transmission, Inc., a New Hampshire corporation.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” at any date means the sum of (a) consolidated Funded Indebtedness of the Borrower, and (b) the aggregate amount for total common stock equity, preference stock and Preferred Stock as presented in accordance with GAAP on a consolidated balance sheet of the Borrower as of such date; provided, however, that any securities or Funded Indebtedness to be redeemed from the proceeds of the incurrence of Funded Indebtedness as provided for in Section 6.01(d) hereof, which have not yet been so redeemed, shall not be included in the determination of Total Capitalization. Such Total Capitalization shall be exclusive of accumulated Other Comprehensive Income (within the meaning of GAAP).

“Tranche” means the portion of the Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Tranches, as to which a single Interest Period is in effect.

“Transaction Documents” means, collectively, the Purchase Agreement and the Loan Documents.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of the Loans, the use of the proceeds thereof and the Acquisition.

“Type”, when used in reference to any Tranche, refers to whether the rate of interest on such Tranche is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UES” means Unitil Energy Systems, Inc., a New Hampshire corporation.

“UES First Mortgage Bond Indenture” means that certain Indenture of Mortgage and Deed of Trust of UES (as successor to Concord Electric Company) to U.S. Bank National Association (successor to Old Colony Trust Company), as Trustee, originally dated as of July 15, 1958, and amended and restated as of December 2, 2002 pursuant to the Twelfth Supplemental Indenture thereto.

“Unitil Realty Corp. NPA” means that certain Note Purchase Agreement dated as of July 1, 1997 by and among Unitil Realty Corp., a New Hampshire corporation and each of the purchasers named therein.

“Utility Subsidiary” means UES, FG&E and Unitil Power Corp., a New Hampshire corporation.

“Utility Subsidiary Restructuring Plan” has the meaning assigned to such term in Section 6.03.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Tranches. For purposes of this Agreement, Loans and Tranches may be classified and referred to by Type (e.g., a “Eurodollar Tranche”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Loans

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a single advance term loan in dollars to the Borrower on the Effective Date in an aggregate principal amount equal to such Lender’s Commitment. The Commitments are not revolving, and amounts repaid may not be reborrowed.

Section 2.02 Loans and Tranches. (a) Each Loan shall be made on the Effective Date by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make its Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan as required.

(b) Subject to Section 2.12, the Loans shall be comprised of ABR Tranches and/or Eurodollar Tranches as the Borrower may request in accordance herewith. Each Lender at its option may fund any portion of its Loan consisting of a Eurodollar Tranche by causing any domestic or foreign branch or Affiliate of such Lender to fund such Tranche; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Lender’s Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Tranche, such Tranche shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (in each case, determined on the date by which the Borrowing Request or Interest Election Request is required to be delivered pursuant to Section 2.03 or Section 2.05, respectively). At the time that any ABR Tranche is made, such Tranche shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Tranches of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Tranches outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Tranche if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for the Loans. To request the Loans on the Effective Date, the Borrower shall deliver a Borrowing Request in substantially the form of Exhibit B and signed by the Borrower to the Administrative Agent, not later than 11:00 a.m., New York City time, (a) in the case of a Eurodollar Tranche, three (3) Business Days before the Effective Date or (b) in the case of an ABR Tranche, (x) if Royal Bank of Canada is the sole Lender under this Agreement, on the Effective Date, (y) if Royal Bank of Canada is not the sole Lender under this Agreement, one (1) Business Day before the Effective Date. The Borrowing Request shall be irrevocable once given. The Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Loans;

(ii) the proposed funding date of the Loans, which shall be the Effective Date and a Business Day;

(iii) whether any portion of such Loans is to be an ABR Tranche or a Eurodollar Tranche;

(iv) in the case of a Eurodollar Tranche, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account to which funds are to be disbursed.

If no election as to the Type of Tranche is specified, then the requested Tranche shall be an ABR Tranche. If no Interest Period is specified with respect to any requested Eurodollar Tranche, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made.

Section 2.04 Funding of the Loans. Each Lender shall make available the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds in dollars by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts of such Loans so received, in like funds, to the account designated by the Borrower in the Borrowing Request.

Section 2.05 Interest Elections. (a) Each Tranche initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Tranche, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert such Tranche to a different Type or to continue such Tranche and, in the case of a Eurodollar Tranche, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Tranche, in which case each such portion shall be allocated ratably among the Lenders holding the portion of such Loans comprising such Tranche, and each portion of such Loans shall be considered a separate Tranche.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Tranche of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Tranche to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Tranche (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Tranche);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Tranche is to be an ABR Tranche or a Eurodollar Tranche; and

(iv) if the resulting Tranche is a Eurodollar Tranche, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Tranche but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Tranche.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Tranche prior to the end of the Interest Period applicable thereto, then, unless such Tranche is repaid as provided herein, at the end of such Interest Period such Tranche shall be converted to an ABR Tranche. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Tranche may be converted to or continued as a Eurodollar Tranche and (ii) unless repaid, each Eurodollar Tranche shall be converted to an ABR Tranche at the end of the Interest Period applicable thereto.

Section 2.06 Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the earlier to occur of (a) 5:00 p.m., New York City time, on the Effective Date and (b) February 15, 2009.

Section 2.07 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08 Optional Prepayment of Loans. (a) Subject to any break funding costs payable pursuant to Section 2.14, the Borrower shall have the right at any time and from time to time to prepay any Tranche in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment (or such shorter period as agreed to by the Administrative Agent and the Lenders). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Tranche or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Tranche, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Tranche shall be in an amount that would be permitted in the case of an advance of a Tranche of the same Type as provided in Section 2.02. Each prepayment of a Tranche shall be applied ratably to the portion of the Loans included in the prepaid Tranche. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any break funding payments required by Section 2.14.

Section 2.09 Mandatory Prepayment of Loans. (a) If the Borrower or any Subsidiary shall issue or sell any Equity Interests, or issue, sell or incur any Funded Indebtedness or other Indebtedness for borrowed money incurred after the Effective Date that is required to be repaid within one year or less from the date as of which it is incurred (other than Indebtedness not otherwise prohibited hereunder the proceeds of which are actually used solely for normal additions and improvements of utility plant and equipment or for working capital including for electric and gas supply purchases), then as soon as practicable and in any event no later than the Business Day following the Business Day on which the Borrower or such Subsidiary receives the Net Cash Proceeds therefrom, an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied toward the prepayment of the Loans.

(b) If the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (other than any Recovery Events where the Net Cash Proceeds do not exceed $10,000,000, then, unless a Reinvestment Notice shall be delivered in respect thereof, as soon as practicable and in any event no later than the Business Day following the Business Day on which the Borrower or such Subsidiary receives such Net Cash Proceeds, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale or Recovery Event and, in the case of a Recovery Event, not just the portion in excess of $10,000,000 shall be applied toward the prepayment of the Loans; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans.

(c) Amounts to be applied in connection with prepayments made pursuant to this Section 2.09 shall be applied to the prepayment of the Loans ratably. The application of any prepayment pursuant to this Section 2.09 shall be made, first, to ABR Tranches, and, second, to Eurodollar Tranches. Each prepayment of the Loans under this Section 2.09 shall be accompanied by accrued interest to the extent required by Section 2.11 and any break funding costs pursuant to Section 2.14.

(d) All prepayments of Loans pursuant to this Section 2.09 shall be without the payment by the Borrower of any premium or penalty except for break funding costs payable pursuant to Section 2.14.

Section 2.10 Fees. (a) The Borrower agrees to pay to the Administrative Agent (or its Affiliates), for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (or its Affiliates).

(b) All fees payable hereunder shall be paid in dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders (as applicable). Fees paid shall not be refundable under any circumstances, except to the extent expressly provided to the contrary in a separate written agreement between the Borrower and the Administrative Agent (or its Affiliates).

Section 2.11 Interest. (a) The portion of each Loan comprising each ABR Tranche shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The portion of each Loan comprising each Eurodollar Tranche shall bear interest at the LIBO Rate for the Interest Period in effect for such Tranche plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Tranches as provided in paragraph (a) of this Section.

(d) Accrued interest on each Tranche shall be payable in arrears on each Interest Payment Date for such Tranche; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Tranche (other than a prepayment of an ABR Tranche prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Tranche prior to the end of the current Interest Period therefor, accrued interest on such Tranche shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Tranche:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining the portion of their Loans (or its Loan) included in such Tranche for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Tranche to, or continuation of any Tranche as, a Eurodollar Tranche shall be ineffective, and (ii) if the Borrowing Request requests a Eurodollar Tranche, such Tranche shall be made as an ABR Tranche; provided that if the circumstances giving rise to such notice affect only one Type of Tranche, then the other Type of Tranche shall be permitted.

Section 2.13 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Tranches comprising the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any portion of its Loan comprising a Eurodollar Tranche (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Tranche other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Tranche other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Tranche on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Tranche other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Tranche, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of its Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at One Liberty Plaza, New York, New York 10006-1404, except that payments pursuant to Section 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund its Loan hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that, as of the Effective Date:

Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the

Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any material Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) the audited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2006 and 2007, reported on by Vitale, Caturano & Co., Ltd., independent public accountants, and the audited consolidated balance sheet and related statements of income, changes in stockholders equity and cash flows of the Targets and their respective subsidiaries as of and for the fiscal years ended December 31, 2006 and 2007, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) the unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows for the Borrower and its Subsidiaries and for the Targets and their respective subsidiaries for each fiscal quarter ending after December 31, 2007 (except for any quarter ending less than 45 days prior to the Effective Date), certified, in each case, by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries and of the Targets and their respective consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (iii) above.

(b) Since December 31, 2007, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05 Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal properties that are Material, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property that are Material, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) related to this Agreement.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The postretirement benefit obligations (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower and its Subsidiaries have been determined in accordance with GAAP and are reflected in the applicable footnotes of the Borrower’s and the Targets’ respective audited financial statements for their respective most recently ended fiscal year.

Section 3.11 Disclosure. The Borrower has disclosed to the Lenders all matters know to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information prepared by Borrower or at Borrower’s instruction and in either case furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12 Organization and Ownership of Subsidiaries; Affiliates. (a) Schedule 3.12 contains (except as noted therein) complete and correct lists (i) of the Borrower’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Borrower and each other Subsidiary, (ii) of the Borrower’s Affiliates, other than Subsidiaries, and (iii) of the Borrower’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown on Schedule 3.12 as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary free and clear of any Lien (except as otherwise disclosed on Schedule 3.12).

(c) Schedule 3.12 sets forth all contractual provisions limiting the ability of each Subsidiary to make dividend payments to the Borrower. No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 3.12 and customary limitations imposed by corporate law or utility regulatory or similar statutes) that would restrict such Subsidiary’s ability to pay dividends out of profits or make any other similar distributions of profits to the Borrower or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary in an amount substantially inconsistent with the past practice of such Subsidiary.

Section 3.13 Existing Funded Indebtedness. Except as described therein, Schedules 4.01(e)(i) and 4.01(e)(ii) set forth a complete and correct list of all outstanding Funded Indebtedness of the Borrower and its Subsidiaries (exclusive of Capital Leases) as of December 31, 2007 (including a description of the obligors, principal amount outstanding and collateral therefor, if any, and any Guaranty in respect thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Funded Indebtedness of the Borrower or its Subsidiaries. Neither the Borrower nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Funded Indebtedness of the Borrower or such Subsidiary and no event or condition exists with respect to any Funded Indebtedness of the Borrower or any Subsidiary with an outstanding principal amount in excess of $1,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Funded Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement and each other Loan Document, each duly executed and delivered on behalf of such party.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) covering such matters relating to the Borrower, the Targets, this Agreement and the Transactions as the Required Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Targets, the authorization of the Transactions and any other legal matters relating to the Borrower, the Targets, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received, as of the Effective Date, an executed copy of the Purchase Agreement, and the Purchase Agreement shall not have been amended or modified without the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed. The Acquisition shall be consummated (i) in accordance with the terms and conditions of the Purchase Agreement and (ii) substantially contemporaneously with the making of the Loans on the Effective Date.

(e) After giving effect to the Transactions and the other transactions contemplated by this Agreement, the Borrower and its Subsidiaries shall have no outstanding Indebtedness for borrowed money or Preferred Stock other than (i) Preferred Stock, Funded Indebtedness and other Indebtedness for borrowed money incurred after the Effective Date that is required to be repaid within one year or less from the date as of which it was incurred outstanding on the date hereof and which is described on Schedule 4.01(e)(i), (ii) Indebtedness of the Targets incurred after the Effective Date, on substantially the terms and conditions set forth on Schedule 4.01(e)(ii), and (iii) the Loans.

(f) There shall be no litigation, arbitration, administrative proceeding or consent decree that has had or would be reasonably expected to have an Effective Date Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Transactions.

(g) The execution, delivery and performance of the Transaction Documents and the consummation of the Transactions shall not in any material respect (i) violate any applicable law or (ii) conflict with, or result in a default or event of default, an acceleration of any rights or benefits, or the creation of any Lien under, any material agreement of the Borrower, any Subsidiary, either Target or any subsidiary thereof.

(h) (i) All material governmental and third party approvals necessary in connection with the Transactions (including shareholder approvals, if any) shall have been obtained and be in full force and effect, (ii) all applicable waiting or appeal periods (including any extensions thereof) with respect to such approvals shall have expired or the parties to the proceedings regarding such approvals that have standing to appeal shall have affirmed in writing that they will not appeal such approvals and (iii) there shall be no governmental or judicial action, actual or threatened, that would reasonably be expected to have an Effective Date Material Adverse Effect or to restrain the transactions contemplated by this Agreement.

(i) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (e), (f), (g), (h), (l), (m) and (o) of this Section 4.01.

(j) The Administrative Agent shall have received the financial statements described in Section 3.04(a).

(k) The Administrative Agent shall have received updated pro forma financial statements for the Borrower and its consolidated Subsidiaries giving effect to the Transactions prepared for the last quarter ending immediately prior to the Effective Date, excluding any quarter ended 45 days or less before the Effective Date.

(l) No Effective Date Material Adverse Effect shall have occurred.

(m) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(n) The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct.

(o) At the time of and immediately after making the Loan, no Default shall have occurred and be continuing.

(p) The Borrower shall have delivered the Borrowing Request to the Administrative Agent in accordance with Section 2.03.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on February 15, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Commencing on the Effective Date, until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Other Information and Notices. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Quarterly Statements: within 60 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of (i) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Financial Officer as fairly presenting, in all material respects, the financial position of the Borrower and results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that the delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q (the “Form 10-Q”) prepared in compliance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 5.01(a); provided further, that the Borrower shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” or on its home page on the worldwide web (at the date of this Agreement located at, respectively, http://www.sec.gov/edgar.shtml and http://www.unitil.com) (such availability being referred to as “Electronic Delivery”;

(b) Annual Statements: within 105 days after the end of each fiscal year of the Borrower, duplicate copies of (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by a report thereon from Vitale, Caturano & Co. Ltd. or other independent public accountants of recognized national standing, to the effect that such financial statements present fairly, in all material respects, the financial position of the Borrower and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Borrower’s Annual Report on Form 10-K (the “Form 10-K”) for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 5.01(b); provided further, that the Borrower shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports: promptly upon their becoming available, one copy of (i) each proxy statement, financial statement, or report sent by the Borrower or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits), and each prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the SEC; provided that copies of any such documents required to be delivered pursuant to this clause (c) may be delivered by Electronic Delivery;

(d) Calculation Worksheets: concurrently with the delivery of each report of the Borrower on Form 10-Q or 10-K, a Calculation Worksheet;

(e) Notice of Default or Event of Default: promptly, and in any event within five (5) days after a Responsible Officer of the Borrower or any Subsidiary becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(f) Requested Information: with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of its Subsidiaries or relating to the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents as from time to time may be reasonably requested by the Administrative Agent or any Lender; and

(g) Notice of Material Adverse Effect: promptly, and in any event within five (5) days after a Responsible Officer of the Borrower or any Subsidiary becoming aware of any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect, a written notice describing such development.

Section 5.02 Officer’s Certificate. Each set of financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b) shall be accompanied by a certificate of a Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of such certificate to the Administrative Agent and each Lender): a statement that such Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

Section 5.03 Corporate Existence, Etc.; Ownership of Subsidiaries. (a) Subject to Section 6.03, the Borrower will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 6.03, the Borrower will at all times preserve and keep in full force and effect the corporate existence of each Principal Utility Subsidiary (unless merged into the Borrower or a Wholly-Owned Subsidiary) and all rights and franchises of the Borrower and each Principal Utility Subsidiary unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Notwithstanding anything to the contrary contained herein, except pursuant to an act or order by a Governmental Authority, the Borrower shall at all times continue to own 100% of the Voting Stock of each Principal Utility Subsidiary presently owned by it.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent; provided that neither the Borrower nor any Subsidiary need pay any such tax, assessment, charge, or levy if (a) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceeding, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 5.05 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06 Insurance. The Borrower will insure and keep insured, and will cause every Subsidiary to insure and keep insured, to a reasonable amount with reputable insurance companies, so much of their respective properties as companies engaged in a similar business and to the extent such companies, in accordance with good business practice, customarily insure properties of a similar character against loss by fire and from other causes or, in lieu thereof, in the case of itself or its Subsidiaries, the Borrower will maintain or cause to be maintained a system or systems of self-insurance which will accord with the approved practices of companies owning or operating properties of a similar character and maintaining such systems, and of a size similar to that of the Borrower and its direct and indirect Subsidiaries on a consolidated basis.

Section 5.07 Books and Records; Visitation. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with the standards of the Public Company Accounting Oversight Board and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be. Subject to Section 9.12, the Borrower shall, and shall cause each of its Subsidiaries to, permit the representatives of the Administrative Agent or any Lender to visit and inspect any of the principal executive offices of the Borrower or any Subsidiary, including its books of account, to request copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers and (with the consent of the Borrower, which consent will not be unreasonably withheld) independent public accountants, all at such reasonable times during customary business hours and as often as may reasonably be requested.

Section 5.08 Compliance with Laws. Without limiting compliance with Section 6.08, the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including without limitation, ERISA, the Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, except in each case where non-compliance with such laws, ordinances or governmental rules or regulations or the failure to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09 Use of Proceeds. The proceeds of the Loans will be used only to finance the Acquisition. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.10 Covenants in Existing Note Purchase Agreement. The Borrower will, and will cause each of its Subsidiaries to, comply with all affirmative covenants set forth in the Existing Note Purchase Agreement, subject in each case to the materiality qualifiers and cure rights (including the ability to obtain waivers) set forth therein.

ARTICLE VI

Negative Covenants

Commencing on the Effective Date, until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Funded Indebtedness. The Borrower will not create, incur or assume any Funded Indebtedness other than:

(a) Funded Indebtedness created under the Existing Note Purchase Agreement;

(b) Funded Indebtedness which is described on Schedule 4.01(e)(i) or Schedule 4.01(e)(ii) hereto; and

(c) additional Funded Indebtedness so long as:

(i) the aggregate outstanding principal amount of such Funded Indebtedness, after giving effect to the application of the proceeds thereof (subject to the proviso set forth hereafter) and when added to all other Funded Indebtedness of the Borrower and its Subsidiaries (determined on a consolidated basis) then outstanding, does not exceed 70% of the Total Capitalization; provided, that in giving effect to the application of such proceeds, only applications which are substantially contemporaneous with the incurrence of such additional Funded Indebtedness shall be given such effect, except that if the application of such proceeds involves the redemption of other securities of the Borrower, and such redemption cannot be made substantially contemporaneously with the incurrence of such additional Funded Indebtedness, then such intended redemption shall nevertheless be given effect for purposes hereof if either (A) the Borrower shall have given irrevocable written notice of redemption of such other securities to the holders thereof at or prior to the time of the incurrence of such additional Funded Indebtedness and such redemption is thereafter made in accordance with the terms of such notice, or (B) if such notice was not permitted to be given at or prior to the time of the incurrence of such additional Funded Indebtedness and the redemption will occur within 180 days after such incurrence, then (1) the proceeds of such Funded Indebtedness to be used for such redemption shall have been set aside in an escrow or trust account with a United States bank or other financial institution having capital and surplus of at least $35,000,000, together with written instructions to the escrow agent or trustee to send notice of redemption of such securities provided by the Borrower to the holders thereof in accordance with the terms of such securities and thereafter to use such proceeds for such redemption in accordance with the terms of such notice, such escrow or trust account to also provide (x) that the funds set aside therein are not to be released to or for the benefit of the Borrower except for the purpose of accomplishing the redemption contemplated thereby, or with the prior written consent of all Lenders, and (y) that if the funds set aside therein are invested in securities by such bank or financial institution, they shall be invested only in direct obligations of the United States of America maturing in not more than 180 days, and (2) unless otherwise agreed to in writing by Lenders, the redemption to be funded from such escrow or trust account is actually made in accordance with the terms under which such escrow or trust account is established; and

(ii) Earnings Available for Interest of the Borrower and its Subsidiaries (determined on a consolidated basis) shall equal or exceed, for at least 12 consecutive calendar months out of the 15 months immediately preceding the proposed creation, incurrence or assumption of such Funded Indebtedness, two times all amounts of interest for which the Borrower and its Subsidiaries (determined on a consolidated basis) will, for the 12 month period immediately following the date of such creation, incurrence or assumption, be obligated on account of all Funded Indebtedness to be outstanding immediately thereafter, in each case after giving effect to the application of the proceeds of such Funded Indebtedness (subject to the proviso set forth in clause (i) of this Section 6.01(d)).

Section 6.02 Liens. (a) Except as hereinafter in this Section expressly permitted, the Borrower will not at any time, nor will it permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist, except in favor of the Borrower or any Subsidiary, any Lien upon any of its properties or assets, real or personal, whether now owned or hereafter acquired, or of or upon any income or profits therefrom, without making effective provision, and the Borrower covenants that in any such case it will make or cause to be made effective provision, whereby the Loans shall be secured by such Lien equally and ratably with any and all other Indebtedness to be secured thereby, so long as any such other Indebtedness shall be so secured.

(b) Nothing in this Section shall be construed to prevent the Borrower or a Subsidiary from creating, assuming or suffering to exist, and the Borrower and its Subsidiaries are hereby expressly permitted to create, assume or suffer to exist, without securing the Loans as hereinabove provided, Liens of the following character:

(i) Liens existing on the Effective Date and listed on Schedule 6.02(b);

(ii) Liens securing Funded Indebtedness issued (i) pursuant to the UES First Mortgage Bond Indenture, the Unitil Realty Corp. NPA, or Liens granted to secure the refinancing of Indebtedness related thereto; and (ii) to finance or refinance the building located at 6 Liberty Lane West, Hampton, New Hampshire or any property acquired in replacement thereof;

(iii) any purchase money mortgage or other Lien existing on any property of the Borrower or a Subsidiary at the time of acquisition, whether or not assumed, or created contemporaneously with the acquisition or construction of property, to secure or provide for the payment of the purchase or construction price of such property, and any conditional sales agreement or other tide retention agreement with respect to any property hereafter acquired; provided, however, that (i) the aggregate principal amount of the Indebtedness secured by all such mortgages and other liens on a particular parcel of property shall not exceed 100% of the lesser of the total cost or fair market value at the time of the acquisition or construction of such property, including the improvements thereon (as determined in good faith by the Board of Directors of the Borrower or the relevant Subsidiary), and (ii) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 6.01;

(iv) refundings or extensions of any Lien permitted by this Section 6.02 for amounts not exceeding the principal amount of the Indebtedness so refunded or extended at the time of the refunding or extension thereof, and covering only the same property theretofore securing the same;

(v) deposits, Liens or pledges to enable the Borrower or a Subsidiary to exercise any privilege or license, or to secure payment of worker’s compensation, unemployment insurance, old age pensions or other social security, or to secure the performance of bids, tenders, contracts or leases to which the Borrower or a Subsidiary is a party, or to secure public or statutory obligations of the Borrower or a Subsidiary, or to secure surety, stay or appeal bonds to which the Borrower or a Subsidiary is a party; or other similar deposits or pledges made in the ordinary course of business;

(vi) mechanics’, workmen’s, repairmen’s, materialmen’s or carrier’s liens or other similar Liens arising in the ordinary course of business; or deposits or pledges to obtain the release of any such Liens;

(vii) Liens arising out of judgments or awards against the Borrower or a Subsidiary with respect to which the Borrower or a Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured; or Liens incurred by the Borrower or a Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower or a Subsidiary is a party;

(viii) Liens for taxes (A) not yet subject to penalties for non-payment or (B) being contested, provided, payment thereof is not required by Section 5.04; or minor survey exceptions, or minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, reservations, rights and restrictions do not in the aggregate Materially detract from the value of said properties or Materially impair their use in the operation of the business of the Borrower or a Subsidiary;

(ix) pledges, assignments and other security devices entered into in connection with the financing or refinancing of customers’ conditional sales contracts;

(x) Liens incurred in connection with the lease of conversion burners and water heaters to customers;

(xi) Liens incurred in connection with agreements for the financing of gas, and other fuel inventories;

(xii) Liens incurred in connection with contracts for the purchase and sale of gas and/or electric power (including transmission charges) or Guaranties in respect of obligations under such contracts;

(xiii) contractual rights of the Borrower and its Subsidiaries in connection with funds contributed and borrowed under the Cash Pooling and Loan Agreement;

(xiv) Liens on property acquired through the merger or consolidation of another utility company with or into, or the purchase of all or substantially all of the assets of another utility company by, the Borrower or a Subsidiary, provided that such Lien does not extend to other property of the Borrower or a Subsidiary;

(xv) Liens arising out of security interests in, and pledges by, any Utility Subsidiary’s rights and benefits under contracts entered into in connection with participation by a Utility Subsidiary in the Hydro-Quebec Interconnection Support Agreements; and

(xvi) Liens incurred in connection with any nonrecourse financing secured by a Project Entity.

(c) If at any time the Borrower or a Subsidiary shall create or assume any Lien not permitted by this Section, to which the covenant in Section 6.02(a) is applicable, the Borrower will promptly deliver to the Administrative Agent and each Lender:

(i) an Officers’ Certificate stating that the covenant of the Borrower contained in Section 6.02(a) has been complied with; and

(ii) an Opinion of Counsel addressed to the Administrative Agent and the Lenders to the effect that such covenant has been complied with, and that any instruments executed by the Borrower in the performance of such covenant comply with the requirements of such covenant.

Section 6.03 Merger or Consolidation; Sale or Transfer of Assets. The Borrower will not (a) consolidate with or be a party to a merger with any other corporation or (b) sell, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries; provided, however, that the Borrower may consolidate or merge with any other corporation, or sell, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, if (i) the corporation which results from such consolidation or merger or the corporation to which the Borrower sells, leases or otherwise disposes of all or substantially all of its and its Subsidiaries’ assets (in either case, the “surviving corporation”) is either the Borrower (in the case of a merger or consolidation), or, if not, is organized under the laws of any State of the United States or the District of Columbia, (ii) in the event that the surviving corporation is not the Borrower, the obligations of the Borrower under this Agreement and the other Loan Documents are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish the Administrative Agent and the Lenders an opinion of counsel satisfactory to the Administrative Agent and the Lenders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger or sale, lease or other disposition of all or substantially all of the Borrower’s and its Subsidiaries’ assets, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided, further, that (x) any Utility Subsidiary will be permitted to sell its generating assets and power purchase entitlements without the consent of the Administrative Agent or the Lenders, pursuant to any industry restructuring plan filed with and approved by a state utility regulatory agency (each such plan a “Utility Subsidiary Restructuring Plan”) and (y) Unitil Realty Corp will be permitted to sell the building located at 6 Liberty Lane West, Hampton, New Hampshire, and any building acquired in replacement thereof, and the limitations in this Section 6.03 shall not apply to any such sale or sales.

Section 6.04 Dividends. (a) Other than dividends payable solely in shares of its own common stock, the Borrower will not declare or pay any dividend or make any other distribution of cash, property or assets on any shares of any class of its capital stock or apply any of its cash, property or assets (other than amounts equal to net proceeds received from the sale of common stock of the Borrower subsequent to the date of this Agreement) to the purchase or retirement of, or make any other distribution, through reduction of capital or otherwise, in respect of any shares of its capital stock (which dividends, distributions, purchases and retirements are hereinafter referred to as “distributions”) if, after giving effect to such distribution, the aggregate amount of (i) all such distributions declared, paid, made or applied subsequent to December 31, 2006, plus (ii) all regular dividends declared on any class of Preferred Stock of the Borrower subsequent to

December 31, 2006 and all amounts charged to retained earnings after December 31, 2006 in connection with the purchase or retirement of any shares of Preferred Stock of the Borrower, would exceed an amount equal to the sum of (x) 100% of the Borrower’s Adjusted Net Income (Deficit) accumulated subsequent to December 31, 2006, plus (y) 100% of the net proceeds from any common or preferred equity issuances by the Borrower subsequent to December 31, 2006, plus (z) $16,000,000. For the purposes of this Section 6.04, the amount of any distribution declared, paid or distributed in property shall be deemed to be the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such property at the time of the making of the distribution in question.

Section 6.05 Transactions with Affiliates. Except as described in the Borrower Reports, the Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, except as may be necessary in order for the Borrower to comply with requirements of any applicable state or federal statute or regulation; provided, however, that if it is not possible to identify what terms would apply to a comparable arm’s-length transaction with a Person not an Affiliate, such transaction shall be upon such terms as shall be fair and reasonable under the circumstances.

Section 6.06 Line of Business. (a) The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the principal business of the Borrower and its Subsidiaries, taken as a whole, would no longer be the retail provision of electricity and natural gas through regulated utility operations.

(b) Notwithstanding anything to the contrary contained in its charter documents, the Borrower shall exist solely as a holding company for its Subsidiaries and shall not conduct any active trade or business other than the ownership of the capital stock in its Subsidiaries and activities incidental thereto.

(c) Notwithstanding anything to the contrary herein, this Section 6.06 shall not restrict the Borrower’s ability to directly or indirectly make acquisitions of or investments in companies in energy related industries, or to establish additional Subsidiaries to pursue such acquisitions or investments.

Section 6.07 Restrictions on Subsidiaries. The Borrower will not permit any Subsidiary to enter into any agreement to issue additional Funded Indebtedness the effect of which would be to impose additional restrictions on such Subsidiary’s ability to pay dividends to the Borrower beyond the restrictions imposed by the terms of debt securities outstanding as of the date hereof.

Section 6.08 Terrorism Sanctions Regulations. The Borrower will not and will not permit any Subsidiary to (a) become a Person named on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or with whom the people of the United States are restricted from doing business with under Section 1 of Executive Order No.

13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended, or (b) engage in any dealings or transactions with any such Person.

Section 6.09 Existing Note Purchase Agreement. The Borrower will not, and will not permit any Subsidiary to, (a) subject to the materiality qualifiers and cure rights (including the ability to obtain waivers) set forth therein, breach any of the negative covenants set forth in the Existing Note Purchase Agreement or (b) amend or otherwise modify any provision of the Existing Note Purchase Agreement without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

ARTICLE VII

Events of Default

From (and including) the Effective Date, if any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.09 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject in each case to the grace periods set forth in the agreements governing such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(l) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Attention: Mark Collin

Facsimile No. 603-773-6700

(ii) if to the Administrative Agent, to it at:

Regarding Borrowing Requests or repayment notices:

Royal Bank of Canada

Attention: US Specialized Service Officer

New York Branch

One Liberty Plaza, 3rd Floor

New York, NY 10006-1404

Telephone No. 212-428-6265

Facsimile No. 212-428-2372

With a Copy to:

Royal Bank of Canada

Attention: Jay Sartain

3900 Williams Tower

2800 Post Oak Blvd.

Houston, Texas 77056

Telephone No. 713-403-5688

Facsimile No. 713-403-5624

Regarding other matters:

Royal Bank of Canada

Attention: Jay Sartain

3900 Williams Tower

2800 Post Oak Blvd.

Houston, Texas 77056

Telephone No. 713-403-5688

Facsimile No. 713-403-5624

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from the breach in bad faith by such Indemnitee of its obligations hereunder.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Without the prior written consent of the Administrative Agent and the applicable Indemnitees, neither the Borrower nor any of its Subsidiaries or Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnitee is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release, in form and substance reasonably satisfactory to the Indemnitees, of each Indemnitee from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(f) In the event that any Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Subsidiaries or Affiliates in which such Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all expenses incurred by it in connection with such Indemnitee’s appearing and preparing to appear as such a witness, including, without limitation, the fees and expenses of its legal counsel.

(g) Each Indemnitee agrees that promptly after its receipt of any service of any complaint or of the commencement of any action, claim, suit, investigation or proceeding, or notice in respect of any of the foregoing, with respect to which indemnification is being sought hereunder, such Indemnitee will notify the Borrower in writing (to the extent legally permitted to do so) of such complaint, of the commencement of such action or proceeding, or the receipt of such notice, but failure to so notify the Borrower will only relieve the Borrower from its obligation to indemnify any Indemnitee pursuant to this subsection if and to the extent such failure results in the forfeiture by the Borrower or its Subsidiaries of any substantial right or defense.

(h) All amounts due under this Section shall be payable promptly, but not later than ten (10) days, after written demand therefor.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan (or portion thereof) to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loan, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender prior to the time of such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and

Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.16(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loan); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Name:	Mark H. Collin
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as Administrative Agent,

By:	/s/ Susan Khokher
Name:	Susan Khokher
Title:	Manager, Agency

ROYAL BANK OF CANADA, as Lender,

By	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

Signature Page to Credit Agreement